EXHIBIT 10.2

                       EMPLOYMENT AND SEPARATION AGREEMENT

    THIS EMPLOYMENT AND SEPARATION AGREEMENT, dated as of August 18, 1995, is entered into by and among Nellcor Incorporated ("Company" or "Nellcor"), Puritan-Bennett Corporation ("PB") and Burton A. Dole, Jr. ("Executive").

    In consideration of the respective undertakings of Company, PB and Executive set forth below, Company, PB and Executive agree as follows:

    1.  Certain Definitions.

    1.1 Cause. "Cause" means (i) a material breach of this Agreement by Executive if Executive fails to make treasonable efforts to correct such breach within a reasonable time after receipt of written notice from Nellcor, (ii) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving an offense against the Company or dishonesty of or by the Executive, or (iii) drug or alcohol abuse on the premises of Company or any subsidiary or affiliate of the Company, or at an event sponsored by the Company or any affiliate or subsidiary of the Company. Failure to provide the consultation contemplated under Section 3.2 of this Agreement shall not constitute "Cause" or other grounds for termination of Executive or a basis for any claim for breach of contract. "Cause" shall not include any matter other than those specified in the preceding clauses (i) through (iii) above and, without limiting the generality of the foregoing statement, Cause shall not include (x) any charge or conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, under the Federal Food, Drug, and Cosmetic Act, as amended, or any successor statute thereto (the "Act"), or (y) the imposition or attempt to impose upon the Executive, or upon any operation, asset, product or activity of the Company or PB, of any other sanction or remedy under the Act including, without limitation, civil money penalties, warning letters, injunctions, repairs, replacements, refunds, recalls or seizures, if in either such case the Executive acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

         1.2 Code. "Code" means the Internal Revenue Code of 1986, as amended.

         1.3 Continued Payment Period. "Continued Payment Period" shall have the meaning ascribed to it in Section 6.3.

         1.4 Effective Time. "Effective Time" means the date on which the Effective Time of the merger occurs under the Merger Agreement.

         1.5 Employment Termination Date. "Employment Termination Date" means the date of any termination of Executive's employment by Company and PB after the Effective Time and prior to March 1, 2005.

         1.6 FY 1996 Bonus Payment. "FY 1996 Bonus Payment" means that certain bonus available to Executive pursuant to PB's Merger Incentive Compensation Plan, but only to the extent available to Executive by the terms of such plan.

         1.7 401(k) Plan. "401(k) Plan" means that certain Restated Puritan-Bennett Retirement Savings and Stock Ownership Plan, as amended.

         1.8 401(k) Benefits. "401(k) Benefits" means those certain benefits payable to Executive pursuant to the 401(k) Plan, but only to the extent available to Executive by the terms of such plan.

         1.9 Good Reason. "Good Reason" means (1) reduction in Executive's base salary from that described herein, (2) material reduction in benefits provided to Executive from those described herein, (3) a material reduction in Executive's job responsibilities, title or position from those contemplated herein, if such reduction is not corrected within 30 days after written notice to Company thereof, (4) Executive is requested to relocate to an office outside the greater Kansas City metropolitan area, (5) Company or PB materially breaches any agreement with Executive and such breach is not corrected within ninety (90) days after written notice to Company of such breach. Executive shall have one year following the occurrence of (1) or (3) above to terminate his employment for Good Reason. Executive shall have ninety (90) days following the occurrence of (2), (4) or (5) above to give notice to Company of such occurrence and shall have sixty (60) days thereafter (which sixty day period shall commence immediately after the expiration of any cure period specified in such (5)) to terminate his employment for Good Reason.

         1.10 Merger Agreement. "Merger Agreement" means the Agreement and Plan of Merger dated as of May 21, 1995, as amended, by and among the Company, Puma Merger Corporation and PB.

         1.11 1980 Employment Agreement. "1980 Employment Agreement" means that certain Employment Agreement between Executive and PB dated as of April 25, 1980.

         1.12 PB Agreements and Benefits. "PB Agreements and Benefits" mean all written or oral agreements relating to the terms and conditions of Executive's employment with PB or the provision to Executive of employee benefits.

         1.13 PB Deferred Compensation Benefits. "PB Deferred Compensation Benefits" shall mean the benefits payable to Executive after the Effective Time as provided in Section 2.6 of this Agreement under the PB Deferred Compensation Plan.

         1.14 PB Deferred Compensation Plan. "PB Deferred Compensation Plan" means the Restated Puritan-Bennett Deferred Compensation Plan, as amended.

         1.15 PB Make Up Plan. "PB Make Up Plan" means PB's Pension Benefit Make Up Plan effective as of January 1, 1994, as amended.

         1.16 PB Pension and Make Up Benefits. "Pension and Make Up Benefits" means those certain defined benefit retirement benefits payable to Executive pursuant to the PB Pension Plan and the PB Make Up Plan from time to time after the Effective Time.

         1.17 PB Pension Plan. "PB Pension Plan" means the Restated Puritan-Bennett Pension Plan, a defined benefit plan of PB qualified under
Section 401(a) of the Code.

         1.18 PB Separation Benefits. "PB Separation Benefits" shall mean (i) the severance benefits payable to Executive in accordance with Section 2.2 of the 1980 Employment Agreement as contemplated by Section 2.1 of this Agreement,
(ii) all accrued but unused vacation held by Executive at PB as of the Effective Time, (iii) the PB SERP Benefits, (iv) the PB Pension and Make Up Benefits, (v) the PB Deferred Compensation Benefits, (vi) any PB stock options or awards held by Executive, (vii) the 401(k) Benefits, (viii) the FY 1996 Bonus Payment, and
(ix) the Retention Bonus Payment.

         1.19 PB SERP. "PB SERP" means that certain Puritan-Bennett Corporation Supplemental Retirement Benefit Plan effective as of September 1, 1985 as amended.

         1.20 PB SERP Benefits. "PB SERP Benefits" means those benefits payable to Executive from and after the Effective Time as contemplated by Sections 2.3,
2.4 and 2.5 of this Agreement pursuant to the PB SERP as supplemented by that certain letter dated November 7, 1994 between Executive and PB.

         1.21 Retention Bonus Payment. "Retention Bonus Payment" means that certain bonus available to Executive pursuant to PB's Retention Compensation Plan, but only to the extent available to Executive by the terms of such plan.

         1.22 Tax Rate. "Tax Rate" shall have the meaning ascribed to it in
Section 6.4.

    2.   Employment Separation; PB Separation Benefits.

         2.1 Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 3.4, PB and Executive agree that effective as of the Effective Time, Executive's employment with PB is terminated by PB without cause as contemplated by Section 2.2 of the 1980 Employment Agreement and that from and after the Effective Time, PB shall pay to Executive the severance payments under such 1980 Employment Agreement in the amounts and at the times set forth in Schedule A-1 hereto and subject to the terms and conditions of such 1980 Employment Agreement; provided, that such terms shall be applied as if Executive has terminated employment with PB, notwithstanding the terms of Section 3.4 hereof.

         2.2 Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 3.4, PB shall pay to Executive within ten (10) days after the Effective Time, an amount equal to all accrued but unused vacation held by him at PB as of the Effective Time paid at his current rate of compensation as of May 21, 1995. The amount of such unused vacation is currently expected to be as listed in Schedule A-2 hereto.

         2.3 Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 3.4, PB and Executive agree that Executive shall receive monthly payments under the PB SERP in the amount of $23,083 per month (regardless of any occurrence of disability) commencing on the first of the month after the Effective Time and subject to the terms and conditions of the PB SERP; provided, that such terms shall be applied as if Executive has terminated employment with PB, notwithstanding the terms of
Section 3.4 hereof. Such $23,083 per month amount is based on a straight life annuity, and Executive may elect a different form, as provided in the PB SERP.

         2.4 Following termination of employment with Nellcor and its affiliates, Executive's monthly PB SERP payments shall be reduced by the amount of monthly payments Executive would have received under the PB Pension and Make Up Plans (based upon Executive's accrued benefit under such plans as of the Effective Time) calculated as if the date of termination of employment had been Executive's benefit commencement date under the PB Pension and Make Up Plans and the Executive had elected to receive benefits under such plans in the same form as the form of SERP payment elected (i.e., single life annuity or the particular form of joint and survivor annuity elected); provided, however, that the reduction required by this Section 2.4 shall not take effect prior to March 1, 2005.

         2.5 If Executive dies before payments under the PB SERP commence, the 50% continuation to Executive's spouse or other designated beneficiary shall be based upon the amounts set forth in Sections 2.3 and 2.4 above.

         2.6 Notwithstanding any other provision of this Agreement to the contrary, Executive shall be entitled to receive after the Effective Time any deferred compensation benefits to which he is entitled in accordance with the terms of the PB Deferred Compensation Plan (but Executive shall not be entitled to defer additional compensation under such plan from and after the Effective
Time).

    3.   Employment After Effective Time.

         3.1 The Company shall employ Executive, after the Effective Time, as Chairman of the Board of the Company for a period of two years from the Effective Time, and thereafter the Company shall employ Executive as a part-time employee until March 1, 2005. In consideration of Executive serving as an employee of Company, Executive shall be entitled to receive a salary payable at the times and in the amounts set forth in Schedule B-1.

         3.2 Executive's duties as Chairman of the Board of Directors will be in a non-operational capacity with a focus on external communications responsibilities as agreed to by Company's Chief Executive Officer. Specifically, Executive will represent Company on the Boards of Directors of the Health Industry Manufacturers Association (HIMA) and the Anesthesia Patient Safety Foundation or such other equivalent organizations as Company and Executive may agree (the "Outside Board(s)"). Executive shall use his best efforts to attend a majority of the meetings of such Outside Boards. Executive shall coordinate with Company's Chief Executive Officer regarding issues related to Company that arise in his representation on such Outside Boards. Executive shall also perform additional work in connection with HIMA by attending conferences and engaging in lobbying activities consistent with his past practice at PB and subject to coordination with Company's Chief Executive Officer. Executive will also provide consulting services to Company in an amount equal to up to 8 hours at the time of each Company Board meeting, such consulting to be solely as and to the extent requested from time to time by Company's Chief Executive Officer. Executive will also perform additional consultation with senior management of Company solely as and to the extent requested by Company's current Chief Executive Officer. Executive will have no power to execute contracts or bind Company except as expressly authorized by the Board of Directors. Executive will chair Board of Directors meetings, but the agenda for, and the conduct of, Board meetings will be set by, and under the direction of, Company's Chief Executive Officer.

         3.3 After Executive's initial two-year period of employment by Company as Chairman of the Board of Directors, his employment by Company shall become part-time employment and his obligations to the Company shall be to represent Company on the Board of Directors of the Anesthesia Patient Safety Foundation or such other equivalent organization as Company and Executive may agree. Executive shall use his best efforts to attend a majority of the meetings of such Outside Boards. If requested by Company's Chief Executive Officer, Executive shall also continue to represent Company in connection with HIMA, or such other equivalent organization as Company and Executive may agree, with the scope of such duties to be mutually agreeable to Executive and Company's Chief Executive Officer. Executive shall coordinate with Company's Chief Executive Officer regarding issues related to Company that arise in his representation on such Outside Board.

         3.4 From and after the Effective Time, Executive shall also be a part-time employee of PB with limited obligations to PB as follows (the "PB Part-Time Employment"): Executive shall be a member of the Board of Directors of PB subject to removal at the discretion of the Company. Executive shall represent PB on the Board of Directors of the Anesthesia Patient Safety Foundation or such other equivalent organization as PB and Executive may agree. Executive shall use his best efforts to attend a majority of the meetings of such Outside Board. If requested by PB's Board of Directors, Executive shall also represent PB in connection with HIMA, or such other equivalent organization as PB and Executive may agree, with the scope of such duties to be mutually agreeable to Executive and PB's Board of Directors. Executive shall coordinate with PB's Board of Directors regarding issues related to PB that arise in his representation on the Boards of Directors of HIMA and the Anesthesia Patient Safety Foundation or any other Outside Board. In consideration of Executive serving as a part-time employee of PB, Executive shall be entitled to receive a salary payable at the times and in the amounts set forth in Schedule B-2. Executive's employment with PB may be terminated upon mutual agreement of Company and Executive.

         3.5 During his employment by Company, Executive's office shall be in the greater Kansas City metropolitan area or such other location chosen by Executive at his sole expense.

    4.   Other Terms of Employment.

         4.1 During his employment as Chairman of the Board of the Company, Executive agrees to devote such time and effort to the rendition of services to the Company as may be required to perform his duties hereunder. Executive may devote a reasonable amount of time to civic and community affairs and his own personal business activities (which shall mean services rendered with respect to any business organization a majority of which is owned by Executive), but shall not perform services for compensation during the term of his employment for any other business organization in any capacity without the prior consent of the Chief Executive Officer (except that Executive may be an outside director of non-competing companies during his term as Chairman or thereafter or a consultant or part-time employee of non-competing companies after expiration of his term as Chairman).

         4.2 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company including, but not limited to, any rules, regulations and policies now or hereafter appearing in the Company's Executive Handbook and other policy statements, except that when the terms of this Agreement differ from or are in conflict with the Company's employment policies and practices, this Agreement shall control.

         4.3 During his employment by Company, Executive shall receive the following benefits: (A) during the first two years, while Executive serves as Chairman of

Company's Board of Directors, Executive shall receive the same employee benefits (including, but not limited to, vacation, health and dental, life, disability, sick leave, retirement, deferred compensation, but not including any equity based compensation) as are generally made available to executive officers of Company, and (B) after the first two years while Executive serves as a part-time employee of Company, Executive shall be entitled to participate in Company's medical and dental plans, and in Company's life insurance programs to the same extent and at the same cost to Executive as generally available to senior officers of Company (the amount of life insurance available under such plans may be limited to a multiple of his then current rate of compensation). During his part-time employment by PB, Executive shall not be entitled to receive any additional employee benefits from PB other than the PB Separation Benefits provided to Executive under Section 2 hereof.

         4.4 Executive shall be immediately eligible for the employee benefits referred to in clause (A) of Section 4.3. Executive's health and dental benefits shall not be subject to any pre-existing condition limitation for Executive or any covered family member. To the extent that an employee's period of service with the Company is relevant in determining eligibility for or vesting in any such benefits, Executive shall receive credit for service with PB as service with the Company. Executive may elect to participate in any health benefits of PB that are generally available at the time, in lieu of (and to the same extent as) any health benefits that would otherwise be available to him from Company under the terms of this Agreement.

         4.5 During his employment by Company or PB, Executive shall be entitled to reimbursement of reasonable travel and other business expenses incurred by him in relation to Company business in accordance with the Company's standard policies.

5.  Stock Compensation.

    5.1 On the Effective Time, the Company shall (A) substitute Company incentive stock options ("ISOs") and Company non-qualified stock options ("NQSOs") for all outstanding ISOs and NQSOs, respectively, held by Executive under PB's 1988 Stock Benefit Plan that expired unexercised as of the Effective Time, and (B) to the extent that any stock options under PB's 1979 Employee Stock Benefit Plan would terminate as of the Effective Time as a result of the Merger, substitute equivalent Company stock options in replacement thereof. The substituted Company options will have the terms provided in the Merger Agreement.

    5.2 Executive shall not be eligible to participate in the Company's equity incentive compensation plans from and after the Effective Time except to the extent of previously issued PB stock options which shall become Company options after the Effective Time as herein provided.

6.  Termination of Employment; Gross Up Payments.

    6.1 The Company and PB may not terminate Executive's employment hereunder except for Cause and Executive may not terminate his employment except for Good Reason or as contemplated by Sections 6.2 or 7 hereof.

    6.2 In the event of Executive's death or disability (as defined in the Company's long-term disability plan last effective on or before the date of disability), Executive's employment shall terminate. On termination of Executive's employment by reason of death or disability, or by the Company for Cause, or by Executive other than for Good Reason, Executive shall be entitled to receive, without duplication, (i) the full amount of any accrued but unpaid salary through the Employment Termination Date at the rate in effect at the time of the notice of termination, (ii) all other amounts to which Executive is entitled under any compensation or benefit plan of the Company or PB in which Executive is then participating to the extent the same continue in accordance with their respective terms after the particular circumstances of termination, death or disability, as the case may be, of the Executive at the time and in the amounts such payments are due in accordance with the terms of such plans, and
(iii) the amounts payable to Executive and Benefits provided to Executive pursuant to Sections 6.6, 6.7, 11.1 and 11.10 of this Agreement (but again only to the extent the same are available in accordance with their respective terms after the particular circumstances of termination, death or disability, as the case may be, of Executive). Other than the foregoing, Company and PB shall have no further obligations to Executive.

    6.3 If the Company terminates Executive's employment other than for Cause, or if Executive terminates employment for Good Reason, (i) the vesting of all of Executive's replacement Company ISOs and NQSOs (as hereinafter defined) shall accelerate, and (ii) the Company and PB shall have the obligation to continue to make or provide the various payments and benefits that they would have been obligated to make or provide by the terms of this Agreement for the balance of Executive's employment periods under this Agreement as if Executive had not been so terminated (the "Continued Payment Period"), and in the event of Executive's death prior to expiration of the Continued Payment Period, such amounts and benefits shall be paid or provided to Executive's spouse or designated beneficiary. Such payments shall be made at the rate in effect as of the termination of Executive and at the same times as they would otherwise have been payable but for the termination of Executive. For the sake of clarity, the provisions of Section 6.2 of this Agreement, and not this Section 6.3, shall apply in the event of termination of Executive's employment due to death or disability (as defined in the Company's long-term disability plan last effective on or before the date of disability).

    6.4 To the extent that the accelerated vesting of any ISO upon the termination of Executive as provided in Section 6.3 herein causes the ISO to become a NQSO (such options are referred to herein as the "Disqualified Options" and do not include ISOs that were exercised prior to acceleration and hence did not become NQSOs), the Company will pay to Executive an amount that, after payment of taxes by Executive, is equal to the "Lost ISO Value," as determined pursuant to Section 6.5. The after-tax amount shall be calculated using the maximum tax rate applicable to such payment (based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, in each case determined without regard to Executive's actual tax rates) (the "Tax Rate"), for the tax year in which the payment under this Section 6.4 is made. Payment of the Lost ISO Value shall be made within 10 days following acceleration.

    6.5 The "Lost ISO Value" ("V") shall be determined by the formula V=(S x
T)-PV(S x FT), where: (a) S equals the difference between the per share exercise price and the fair market value of the Company Stock (ignoring all options which are "out of the money," in other words any excess of the exercise price over fair market value shall not reduce S), multiplied by the number of shares subject to the Disqualified Options; "fair market value," for this purpose, means the mean of the high and low prices of the Company Stock on the Employment Termination Date as reported on the principal market or transaction reporting system through which trading of such securities is then made or reported (or on the next preceding date on which the stock was traded if no trades are reported on such principal market or transaction reporting system for the Employment Termination Date); (b) T equals the Tax Rate for the tax year in which the Employment Termination Date occurs; (c) FT equals the future income tax that would have been payable by Executive if (1) the Disqualified Options were exercised as ISOs on the Employment Termination Date, (2) the Company Stock received on exercise was held by Executive until attainment of age 68 and then sold at a price equal to the fair market value of the Company Stock on the Employment Termination Date, as determined above, and (3) the tax laws and rates in effect on the Employment Termination Date were effective for the tax year in which Executive attains age 68; and (d) PV means the present value of (S x FT) as of the Employment Termination Date discounting at 120% of the "applicable federal rate" on that date (within the meaning of section 1274(d) of the Code). Attached hereto as Schedule C is a sample of the computation of "Lost ISO Value."

    6.6 Subject to restrictions under the terms of Company's then existing health and welfare plans, Company shall continue to make available to Executive after any termination of employment with Company health and dental coverage to the same extent as such coverage is generally available to full-time Company employees with the sole cost of such participation (both the employer and employee portion of all premiums), to be borne by Executive; provided that Company's obligation shall be to use reasonable efforts to seek to obtain coverage the terms of which would cover Executive within the meaning of this sentence (so long as the inclusion of Executive does not make Company's cost for the plan uncompetitive with alternative plans or have a material adverse effect on the taxation of benefits provided to Company's employees under the plan). The amounts payable to Executive, and benefits receivable by Executive pursuant to this Section 6.6 and Sections 2, 3.1, 3.4, 6.7, 11.1 and 11.10 shall be available to Executive whether or not Executive is terminated for Cause or otherwise terminates employment except that such amounts and benefits shall only be available to the extent the same continue in accordance with their respective terms after the particular circumstances of termination and the amounts payable under Section 3.1 and 3.4 shall not be payable if Executive voluntarily quits employment.

    6.7 In the event that any payment to Executive from Company or PB, or any other compensation, benefit or other amount from the Company or PB for the benefit of Executive ("Parachute Payments"), will be subject to the tax imposed by section 4999 of the Code (including any applicable interest and penalties, the "Excise Tax"), no Parachute Payment shall be reduced (except for required tax withholdings) and the Company shall pay to Executive within 30 days of the date such Excise Tax becomes payable, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payments and taxes based upon the Tax Rate and Excise Tax upon the payment provided for by this Section 6.7, shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax and the amount of the Excise Tax, (a) any other payments, benefits or other amounts received or to be received by Executive at any time from the Company or any entity at any time affiliated with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person affiliated with the Company) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to Executive such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code,
(b) the amount of the Parachute Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Parachute Payments or (2) the amount of any excess parachute payments within the meaning of section 280G(b)(1) and (4) (after applying clause (a), above, and after deducting any excess parachute payments in respect of which payments have been made under this Section 6.7), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company in accordance with the principles of section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(d)(1) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable in respect of such excess) at the time that the amount of such excess is finally determined.

     6.8 All payments made under this Agreement shall be subject to all required withholdings.

     6.9 The severance benefits provided Executive under this Section 6 shall be reduced by any severance benefits to which Executive is entitled under the Company's severance benefits policies for terminated employees generally. However, it is expressly agreed that PB Separation Benefits shall not be offset against or reduce in any way any payments or benefits to which Executive is entitled under this Agreement.

    6.10 Notwithstanding anything in this Agreement to the contrary, if any portion of any payments to Executive by the Company or PB under this Agreement and any other present or future plan of the Company or PB or other present or future agreement between Executive and the Company or PB would not be deductible by the Company for federal income tax purposes by reason of application of section 162(m) of the Code, then payment of that portion to Executive shall be deferred until the earliest date upon which payment thereof can be made to Executive without being non-deductible pursuant to section 162(m) of the Code. In the event of such deferral, the Company or PB, as the case may be, shall pay interest to Executive on the deferred amount at 120% of the applicable federal rate provided for in section 1274(d)(1) of the Code.

 7. Non-Competition. During Executive's employment by Company, and for a period of three years after any cessation of Executive's employment by Company, Executive agrees that he will not directly or indirectly compete with the Company or PB, or engage in, or act as an officer, director, employee or agent of any person or entity that is engaged in (or intends to enter into at such time), any business in which the Company or PB is engaged as of the date of Executive's separation from employment. The foregoing shall not prohibit Executive from investing in any securities of a corporation whose securities, or any of them, are listed on a national securities exchange or traded in the over-the-counter market so long as Executive shall own less than 3% of the outstanding voting securities of such corporation. If Executive wishes to become a full-time executive of a non-competing company prior to the expiration of his term as Chairman of the Board of Directors of Company, Executive shall at the option of Company relinquish his position as Chairman of the Board of Directors of Company and as a director of PB and terminate his employment with Company and PB (which would not be deemed termination for "Good Reason").

 8. Confidentiality. During Executive's employment and at all times thereafter, Executive agrees that he will not divulge to anyone or use for Executive's own benefit or the benefit of any other person or entity any information concerning the Company or PB, or the businesses, operations, finances, products, plans, employees, or other aspects of either of them, including, without limitation, trade secrets and other proprietary information, except for information that has been published by or with the consent of the Company and is as a result thereof generally available to the public, or information reasonably required by Executive for the preparation of personal tax returns. The foregoing restrictions shall not be applicable to any information that is or becomes part of the public domain other than as a result of disclosure by Executive.

9. No Obligation to Mitigate. Executive shall not be required to mitigate the damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after any Employment Termination Date, or otherwise.

10. Release and Termination of Rights.

    10.1 As of the Effective Time, all PB Agreements and Benefits shall terminate except for the PB Separation Benefits and the PB Part Time Employment provided herein. Executive and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Company, PB, any affiliate of either of them, and the present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns of any of them (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character, known or unknown, mature or unmatured, which Executive may now have or has ever had, whether based on tort, contract (express or implied including the PB Agreements and Benefits) or any federal, state or local law, statute or regulation, relating in any manner whatsoever to the PB Agreements and Benefits, his employment by PB or the termination of his employment (except for the PB Separation Benefits and the amounts set forth in Schedule D) (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for any severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Executive likewise releases the Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise.

    10.2 Notwithstanding the foregoing, Released Claims shall not include (A) amounts payable to Executive pursuant to PB Agreements and Benefits relating to
(i) reimbursement for out-of-pocket expenses incurred in connection with the business of PB, (ii) wages and salary earned, and (iii) other items as described in Schedule D hereto, in each case only to the extent that such amounts are accrued but unpaid prior to the Effective Time, and (B) the PB Separation Benefits described herein.

    10.3 The parties understand and agree that the Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described herein. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code (or any other similar protection of law), which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    10.4 Executive shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims.

    10.5 Executive understands and agrees that, by entering into this Agreement,
(i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. Executive may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Executive.

11. Miscellaneous.

    11.1 Interest. Any amounts owed to Executive by Company or PB from and after the Effective Time as referred to in this Agreement (other than amounts pursuant to the 1980 Employment Agreement) and not paid when due shall bear interest at the rate of one-fortieth of one percent (00.025%) per day until paid in full. Any partial payment shall first be applied toward interest.

    11.2 No Assignment; Successors. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company or PB by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the business and properties or either of them.

    11.3 Notices. All notices hereunder shall be in writing, and shall be delivered in person, by facsimile or by certified mail-return receipt requested. Notices shall be delivered as follows:

         If to the Company or PB:

         c/o Nellcor Incorporated
         4280 Hacienda Drive
         Pleasanton, CA 94288
         Attention:  Laureen DeBuono, Esq.
                         Executive Vice President,
                         Human Resources, General Counsel
                         and Corporate Secretary
                         Tel: (510) 463-4214
                         Fax: (510) 463-4218

         If to the Executive:

         Burton A. Dole, Jr.
         9605 West 191st Street
         Bucyrus, Kansas  66013

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

    11.4 Governing Law. This Agreement shall be governed by the laws of the State where Executive's principal office with PB is located at the time a dispute hereunder shall arise.

    11.5 Arbitration.

         (a) All disputes between Executive (and his attorneys, successors and assigns) and Company or PB (and their affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company, PB and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         (b) Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. The burden of proof in any arbitration shall be allocated as provided by applicable law, unless otherwise specified in this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in San Francisco, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 11.5

         (c) All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs, and fees to the same extent as a court would be permitted by law for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or enforceable and any dispute regarding whether particular claims are arbitrable.

         (d) All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

         (e) The rights and obligations of Executive, PB and Company set forth in this Section 16.4 on Arbitration shall survive the termination of Executive's employment and the termination of this Agreement.

    11.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction, arbitrator or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in force and effect and shall in no way be affected, impaired or invalidated. It is the intention of the parties that the provisions of Section 7 of this Agreement shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of Section 7. It being the purpose of this Agreement to govern competition by Executive anywhere throughout the world, Section 7 shall be governed by and construed according to that law (from among those jurisdictions whose law is arguably applicable to this Agreement and those in which a breach of Section 9 is alleged to have occurred or to be threatened) which best gives effect to
Section 7 of this Agreement.

    11.7 Consultation with Counsel. Executive acknowledges (a) that he has been given the opportunity to consult with counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based upon his own judgment with or without the advice of such counsel

    11.8 Descriptive Headings. Descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

    11.9 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of each of the Company and PB other than Executive. By an instrument in writing similarly executed, any party may waive compliance by another party or parties with respect to any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof or as a waiver of any other right, remedy or power, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

    11.10 Attorney's Fees. In the event of a breach by PB or Company, Company shall pay Executive's attorney's fees and costs.

    11.11 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation of the foregoing, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

         11.12 Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Company, PB or Executive concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior agreements and understandings among the parties whether written or oral, express or implied, with respect to the employment, termination and benefits of Executive, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

                               Nellcor Incorporated

                               By:

                                        Name:
                                               ------------------------

                                        Title:
                                               ------------------------
                               Puritan-Bennett Corporation

                               By:
                                        Name:
                                               ------------------------

                                        Title:
                                               ------------------------

                               Executive

                               ---
                                                     Burton A. Dole, Jr.

                                  Schedule A-1

$211,700 per annum for a period of 90 months, such period commencing at the Effective Time. Such amounts are payable at the times executive payroll is normally processed by PB.

                                  Schedule A-2

400 hours of unused vacation at $163.47 per hour equals $65,388.

                                  Schedule B-1

$230,000 per annum for a period of 24 months, such period commencing at the Effective Time, and thereafter $24,000 per annum for a period of 90 months, such period commencing August 25, 1997. In each case, such compensation will be payable at the times executive payroll is normally processed by Nellcor.

                                  Schedule B-2

$20,000 per annum payable at the times payroll for executives is otherwise processed by PB for a period of 114 months, such period commencing at the Effective Time.

                                   Schedule C

                        LOST ISO VALUE SAMPLE CALCULATION

    Assume that Executive has 10,000 ISOs with an exercise price of $20 per share which are accelerated on termination of employment, and that no other ISOs first become exercisable in the year of termination. Assume, further, that (1) the fair market value of Nellcor-PB stock on the employment termination date is $40, (2) Executive has attained age 63 on the Employment Termination Date, (3) the Tax Rate is 50%, (4) 120% of the applicable federal rate for obligations with a maturity of 5 years is 7.5%, (5) under the tax law in effect on the Employment Termination Date, ISO stock held for more than one year and then sold would qualify for capital gain treatment, with an applicable tax rate of 40% (rather than 50% applicable to disqualifying dispositions).

    As a result of acceleration, options first exercisable in a year in excess of $100,000 (based upon the stock price at the date of grant) are disqualified. Thus, 5,000 of Executive's ISOs are "Disqualified Options." The Lost ISO Value of such options is calculated as follows:

S=$20 ($40-$20)

T=.50

FT=.40

V=5,000[$20 x .5]-5,000PV[$20 x .4]

V=$50,000-5,000PV[$8]

PV$8 receivable in 5 years discounted at 7.5% per annum=$5.57

V=$50,000-(5,000 x $5.57)

V=$50,000-$27,850

V=$22,150

                                   Schedule D

 Claims under medical plans included in PB Agreements and Benefits in which Executive and his family participate, for services rendered prior to the Effective Time.

 All fringe benefits earned by Executive prior to the Effective Time for services rendered prior to the Effective Time if such fringe benefits have not previously been paid or provided for the benefit of Executive.